Exhibit 99.1

Modiv Provides Business Update

Egan-Jones affirms BBB investment grade rating of Modiv Inc.

NEWPORT BEACH, CA, September 7, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE: MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate properties, today provided a business update detailing recent office property dispositions and Egan-Jones’ affirmation of its investment grade rating of Modiv.
Real Estate Dispositions
The Modiv team continues to execute its long-term strategy to exit non-core office properties and shift its portfolio into industrial manufacturing properties and select retail locations. On August 26, 2022, the Company completed the disposition of its office property in Las Vegas, Nevada that is leased to Williams Sonoma for $9.3 million. The sales price reflects an exit cap rate of 7.37% and generated net proceeds of $9.0 million. The Company expects to report a gain on sale of approximately $1.6 million related to this transaction.
In July, 2022, the Company entered into a purchase and sale agreement to sell its remaining office property in Las Vegas, Nevada that is leased to Wyndham for $12.9 million, which reflects an exit cap rate of 7.38%. The buyer completed their due diligence on August 24, 2022 and has deposited $400,000 into non-refundable escrow. The sale is scheduled to close by September 16, 2022.
The Company will be utilizing these office sales proceeds toward the purchase of industrial manufacturing assets priced at competitive cap rates designed to enhance AFFO and realize Modiv’s long-term investment strategy.
Investment Grade Rating Affirmed
On August 26, 2022, Egan-Jones affirmed its BBB investment grade rating of Modiv Inc. and its BBB- rating for Modiv’s 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock (NYSE “MDV.PA”). Egan-Jones first rated Modiv and its Preferred Stock in August 2021 in connection with Modiv’s initial offering of $50 million of Preferred Stock, which began trading on September 14, 2021.
“I am proud of our continued progress in executing against our strategic objectives, repositioning our portfolio and reducing our exposure to office assets. Following the Wyndham sale, our office assets will represent 28% of our portfolio, reflecting a 22% reduction since September 30, 2021,” stated Aaron Halfacre, Chief Executive Officer of Modiv. “In addition, we’re pleased that Egan-Jones affirmed its investment grade rating of Modiv Inc. and our preferred stock, underscoring our healthy operating metrics and financial position. Going forward, we remain laser-focused on diversifying our assets, increasing our WALT, growing our portfolio and delivering long-term earnings growth to our shareholders.”
About Modiv
Modiv Inc. is an internally managed REIT that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, Modiv is committed to providing investors with Monthly Dividends and More Diversification. As of June 30, 2022, Modiv had a $540 million real estate portfolio (based on estimated fair value) comprised of 2.9 million square feet of aggregate leasable area. For more information, please visit: www.modiv.com.

Forward-looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Investor Inquiries:
Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248